Exhibit 99.1

ISSUE RELEASE:	INVESTOR CONTACT:	Trina Schurman
Friday, Feb. 17 at 10:00 am PT		Nordstrom, Inc.
206-303-6503

Nordstrom Inc., Announces Retirement of Enrique Hernandez, Jr., From Board of Directors
SEATTLE, Wash (February 17, 2017) – Seattle-based Nordstrom, Inc. (NYSE: JWN) announced that Enrique "Rick" Hernandez, Jr., has informed the Board of Directors, after 20 years of service, that he will not be seeking re-election to the Board at the end of his current term in May 2017. Hernandez joined the Nordstrom Board of Directors in 1997. He was named lead director in August 2000 and served in that position for more than five years before serving as chairman and presiding director from May 2006 through May 2016.
“It has been a privilege to serve on the Board of this fine company,” said Hernandez. “I have enjoyed and will long remember the many talented people with whom I have worked.”
“As Rick moves to focus on his other personal and professional pursuits, we want to thank him for his 20 years of service as one of our most valued and longest-term Board members,” said Blake Nordstrom, co-president of Nordstrom. “We are so fortunate to have been the beneficiary of his leadership and guidance that has supported our efforts to provide customers with the best possible shopping experience and helped our company grow from $4.8 billion in sales when he joined us to $14.1 billion in sales through fiscal year 2015.”
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 349 stores in 40 states, including 123 full-line stores in the United States, Canada and Puerto Rico; 215 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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